TeleChem International, Inc.

Array It
MICROARRAY TECHNOLOGY

TeleChem International, Inc. Arraylt® Life Sciences Division 524 East Weddell Drive Sunnyvale CA 94089 USA

Phone (408) 744-1331 F1ax (408) 744-1711 Web http://arrayit.com

RENEWAL CONSULTING AGREEMENT

This document outlines the entire consulting agreement between Mark Schena, Inc. (MSI), a California corporation having its principal place of business at 488 Gabilan Street, Los Altos, CA 94022 and TeleChem International, Inc. (TeleChem) a Delaware corporation having its principal place of business at 524 East Weddell Drive, Sunnyvale, CA 94089. This renewal agreement is valid for one year from the date of signing, with option to renew annually upon mutual agreement by both parties.

MSI is in the business of consulting in the life sciences, and its employees have particular expertise in microarray technology. TeleChem wishes to continue to engage the consulting services of MSI for research and development, business consulting, and legal consulting. TeleChem agrees to compensate MSI at a rate of 5% of all sales of products developed through MSI consulting, with a minimum annual compensation of $250,000. Sales figures will be generated on a monthly basis, and payments will be made in no less than quarterly installments. It is and has been understood by both parties that any consultants provided by MSI are the employees of MSI, or are other outside consultants arranged by MSI, and these personnel are not the employees of TeleChem.

Should any dispute arise out of this agreement, both parties agree to mediation to resolve such dispute. Should the conflict not be resolved by such mediation, the venue for any legal proceedings resulting from this contract will be San Jose, CA.

Signed and agreed:

MARK SCHENA, INC                                                                TELECHEM INTERNATIONAL, INC.

/s/ Mark Schena                    /s/ Rene Schena

Date:1/2/08                      Date: 1/2/08

TeleChem International, Inc.
524 East Weddell Drive, Suite 3 Sunnyvale CA 94089-2115 Tel. 408-744-1331 Fax 408-744-1711 Website: http://aiTayit.com

RENEWAL CONSULTING AGREEMENT

This document outlines the entire consulting agreement between Mark Schena, Inc. (MSI), a California corporation having its principal place of business at 488 Gabilan Street, Los Altos, CA 94022 and TeleChem International, Inc. (TeleChem), a Delaware corporation having its principal place of business at 524 East Weddell Drive, Sunnyvale CA 94089. This renewal agreement is valid for one year from the date of signing, with option to renew annually upon mutual agreement by both parties.

MSI is in the business of consulting in the life sciences, and its employees have particular expertise in microarray technology. TeleChem wishes to continue to engage the consulting services of MSI for research and development, business consulting and legal consulting. TeleChem agrees to compensate MSI at a rate of 5% of all sales of products developed through MSI consulting, with a minimum annual compensation of S250,000. Sales figures will be generated on a monthly basis, and payments will be made in no less than quarterly installments. It is and has been understood by both parties that any consultants provided by MSI are the employees of MSI, or are other outside consultants arranged by MSI, and these personnel are not the employees of TeleChem International, Inc.

Should any dispute arise out of this agreement, both parties agree to mediation to resolve such dispute. Should the conflict not be resolved by such mediation, the venue for any legal proceedings resulting from this contract will be San Jose, California.

Signed and agreed:

MARK SCHENA INC.                                           TELECHEM INTERNATIONAL, INC.

/s/ Mark Schena
By Mark Schena, President

Date: 1/25/07

/s/ Rene Schena
By Rene Schena, President

Date: 1/18/07